PORTFOLIO 21

INVESTMENT ADVISER
CODE OF ETHICS

Adopted and effected as
amended, August 9, 2013

TABLE OF CONTENTS

i

Investment Information Relating to Clients is Inside Information	14
Sanctions & Penalties	14
INFORMATION BARRIERS: SHARING OR USING USING INVESTMENT-RELATED INFORMATION	15
GENERAL BUSINESS CONDUCT AND AVOIDING OF CONFLICTS OF INTEREST	15
Gifts and Gratuities	16
Business Entertainment	17
Quasar Registered Representatives	17
Outside Activities	17
Political Campaign Contributions and Activities	17
Guidelines for Political Contributions and Activities	18
Marketing and Sales Activities	18
ANNUAL REVIEW OF CODE OF ETHICS	18
EXHIBIT A - INITIAL AND ANNUAL HOLDINGS CERTIFICATION FORM	20
Exhibit B — SPECIAL REQUEST FORM - PERSONAL SECURITIES TRANSACTION APPROVAL	22
Exhibit C — PERSONAL SECURITIES PRE-CLEARANCE AND REPORTING REQUIREMENTS	23
EXHIBIT D – QUARTERLY CERTIFICATION OF ACCOUNTS AND TRANSACTIONS FORM	24

ii

PORTFOLIO 21

INVESTMENT ADVISER
CODE OF ETHICS

REQUIREMENT

Rule 204A-1 of the Investment Advisers Act of 1940 and Section 17j of the Investment Company Act of 1940 require investment advisers to separately managed accounts and to SEC registered investment companies to establish, maintain, and enforce a written code of ethics to prevent acts, practices, or courses of business that are fraudulent, deceptive, or manipulative and to ensure compliance with Federal Securities Laws.

POLICY AND STATEMENT OF PURPOSE

Portfolio 21 Investments, Inc. (“Portfolio 21” or “the Firm”), our investment advisory representatives (“IARs”) and our employees are committed to providing high-quality investment guidance to clients in an atmosphere that puts clients’ interests first, in full compliance with applicable federal and state laws and regulations.  Therefore, the Firm’s Board of Directors has adopted the following Code of Ethics (“the Code”), which covers the Firm, its directors, officers, IARs, and employees (“Covered Persons” or “employee”).  The Firm has distributed a copy of this Code of Ethics to each Covered Person.  The Code may also be provided to clients and regulators upon request.  Accordingly, the Firm expects and requires you and all other Covered Persons to fully comply with this Code, as well as all laws, rules, and regulations applicable to the Firm’s operations and business including, but not limited to, the Investment Advisers Act of 1940, as amended ("Advisers Act"), the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, Title V (privacy) of the Gramm-Leach-Bliley Act, the Sarbanes Oxley Act of 2002, the Bank Secrecy Act (anti-money laundering) and related regulations.  The obligations of the Firm, as well as all Covered Persons, are set forth in the Firm’s Compliance Program Manual.  In the event you have any questions regarding applicable laws, rules, and regulations, you should feel free to discuss them with our Chief Compliance Officer (“CCO”).  Violations of this Code may result in disciplinary sanctions including, without limitation, fines, suspensions, and possibly termination of employment.  Regulators could also impose sanctions.

We take pride in the reputation and quality of the Firm and our employees.  Therefore, it is the responsibility of all supervisory personnel and employees to ensure that the Firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients.  All personnel must avoid activities, interests, and relationships that run contrary (or appear to run contrary) to the best interests of clients.  Generally, this Code of Ethics, adopted by the Board of Directors, will seek at all times to:

•	Place client interests ahead of the Firm’s – as a fiduciary, the Firm will serve in its clients’ best interests. In other words, employees may not benefit at the expense of clients.

•	Engage in personal investing that is in full compliance with this Code of Ethics – employees must review and abide by the Firm’s Personal Securities Transaction and Insider Trading Policies.

•
Avoid taking advantage of your position – employees must not accept investment opportunities, gifts, or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an advisory client, unless in compliance with the Firm’s Gift and Entertainment Policies noted in the Compliance Program Manual.

•
Maintain full compliance with Federal and State laws and regulations – employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act, as well as the related Rule 17j-1 under the Investment Company Act, and maintain full compliance with all other applicable federal and state securities laws.

Risks

In developing this Code of Ethics, the Firm considered the material risks associated with administering the Code.  This analysis includes risks such as:

•
Employee engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to the employee.  (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the employee has control.)

•	Employees are able to cherry pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.

•	One or more employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for clients.

•	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with the Firm.

•	The personal trading of employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act or Rule 17j-1 of the Investment Company Act.

•	Employees are not aware of what constitutes insider information.

•
Employees serve as trustees and/or directors of outside organizations.  (This could present a conflict in a number of ways, for example, if the Firm wants to recommend the organization for investment or if the organization is one of Firm’s service providers.)

The firm has established the following guidelines as an attempt to mitigate these risks.

GUIDING PRINCIPLES AND STANDARDS OF CONDUCT

All employees will act with competence, dignity, and integrity, in an ethical manner and consistent with all applicable fiduciary and legal obligations when dealing with clients, the public, prospects, third-party service providers, and fellow employees.  As a fiduciary, we owe our clients a duty of care, loyalty, honesty, good faith, and fair dealing to act in the best interests of our clients at all times.  Thus we must place the interests of clients first at all times.  The following set of principles frame the professional and ethical conduct that the Firm expects from its employees:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients and employees.

•	Place the integrity of the investment profession, the interests of clients, and the interests of the Firm above one’s own personal interests.

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position.

•	Avoid any actual or potential material conflict of interest.

•	Conduct all personal securities transactions in a manner consistent with this policy.

•
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession.

•	Promote the integrity of, and uphold the rules governing, capital markets.

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

•	Comply with applicable provisions of the federal and state securities laws.

Firm personnel also must not:

•	Employ any device, scheme, or artifice to defraud a client.

•	Make any untrue statements of material fact to any client, or fail to state a material fact so as to mislead a client.

•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client.

•	Use their positions or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a client.

•	Conduct personal trading activities in contravention of this Code or applicable legal principles or in such manner as may be inconsistent with the duties owed to clients as a fiduciary.

These general standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to the detailed behavior specifically discussed in the Code.

The Code also contains certain procedural requirements that all employees must follow to meet regulatory and legal requirements as well as ethical standards.  Our procedures are meant to do the following:

•	Address trading policies applicable to employees' personal investments.

•	Define confidentiality expectations and "non-public information" and set forth the parameters for appropriate use of this information.

•	Describe the procedures we have established for "information barriers," which govern the dissemination of information outside of the Firm.

•	Address general business conduct expected of employees to avoid conflicts of interest or conduct that may put the Firm's reputation at risk.

Failure to comply with the Code may result in disciplinary action including, but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment.  Violations also may result in referrals to civil or criminal authorities where appropriate.

If any employee becomes aware of any actual or suspected violation of the Code, the employee must report the incident promptly to the Chief Compliance Officer.  Any questions regarding this Code should be referred to the Chief Compliance Officer.

PERSONAL TRADING POLICIES APPLICABLE TO ALL EMPLOYEES

All employees are subject to the following policies governing personal securities transactions, which are monitored by the Firm through the Chief Compliance Officer or his/her designee.  Failure to comply with any of the procedures may result in disciplinary action, up to and including termination of employment and other sanctions.·

Definitions

1.	Access Person1
Any partner, officer, director, and employee, as well as any other person who provided advice on behalf of the Firm and is subject to the Firm's supervision and control and (i) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (i.e., Portfolio 21 Global Equity Fund), or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.  Since providing investment advice is the Firm's primary business, all of the Firm's directors, officers, and any who occupy a similar place or perform similar functions are presumed to be Access Persons.

2.	Affiliated Fund
An Affiliated Fund is any open-end investment company (i.e., mutual fund) that is advised or sub-advised by the Firm.  (Currently, the Portfolio 21 Global Equity Fund.)

3.	Beneficial Interest
An employee is considered to have beneficial interest in any transaction in which there exists the opportunity to directly or indirectly profit or share in the profit from the securities transacted.

4.	Clients
Accounts for which the Firm provides investment advisory services.

5.	Initial Public Offering (“IPO”)
An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

6.	Limited Offering
Any securities offering that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.  These are usually referred to as “Private Placements.”

7.	Personal Securities Transaction
Personal securities transactions reflect securities transactions in which an employee has a beneficial interest.

8.	Reportable Account
A reportable account is any account held at a broker, dealer, or bank that holds or may hold a reportable security or reportable fund.

1 For purposes of this Code of Ethics and due to the size of the Firm, all employees are deemed Access Persons as defined by Rule 204A(e)(1) under the Investment Advisers Act of 1940.  At the Firm's discretion, the Chief Compliance Officer may also subject certain individuals, including interns, co-ops, temps, contract employees, or independent contractors to any part or all of the requirements of the Firm's Code of Ethics.

9.	Reportable Fund
A reportable fund is any fund for which the advisor serves as investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 ("Company Act'') or any fund whose investment advisor or principal underwriter controls the advisor, is controlled by the advisor, or is under common control with the adviser.  Control has the same meaning as in section 2(a)(9) of the Company Act.  Portfolio 21 Global Equity Fund (“the Fund”) is a reportable fund for employees.

10.	Reportable Security
A reportable security means a security as defined in Section 202(a)(l8) of the Investment Advisers Act of 1940 ("Advisers Act''), except that it does not include:

a.	Direct obligations of the Government of the United States.

b.	Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

c.	Shares issued by money market funds.

d.	Shares issued by open-end funds other than reportable funds.

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Generally, a reportable security is any stock, bond, security future, option, investment contract, limited partnership, hedge fund, foreign mutual fund, etc.

Pre-Clearance Requirements

Transactions Requiring Pre-Clearance: Employees are required to pre-clear their personal securities transactions prior to execution for transactions in any security,2 except for those securities specifically exempted from pre-clearance in this Code.  Pre-clearance is required for every transaction  that occurs in an employee’s own account, an account in which an employee has direct or indirect beneficial interest, or an account over which an employee has direct or indirect influence or control (i.e., immediate family3) unless otherwise exempted below.

2 Per the Investment Advisers Act of 1940, a security includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest, or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant, or right to subscribe to or purchase any of the foregoing.

3 For purposes of the Code, "immediate family" means any child, stepchild, foster child, grandchild, parent, stepparent, grandparent, spouse, domestic or civil partner, significant other, brother, sister, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law sharing the same household (including adoptive relationships) as well as any unrelated individual whose investments are controlled by the employee or any individual to whose financial support an employee materially contributes.  Trustee or custodial accounts in which the employee has a financial interest or over which an employee has investment discretion also are considered "immediate family" accounts.

An employee is presumed to have beneficial interest in, and therefore required to pre-clear and report, the following (unless otherwise exempted):

•	Securities owned by an employee in his or her name.

•	Securities owned by an individual employee indirectly through an account or investment vehicle for his or her benefit (e.g., an IRA, family trust or family partnership).

•	Securities owned in which the employee has a joint ownership interest (e.g., property owned in a joint brokerage account).

•	Securities in which an immediate family member has direct, indirect, or joint ownership interest if the immediate family member resides in the same household as an Employee.

•	Securities owned by trusts, private foundations, or other charitable accounts for which the Employee has investment discretion (other than any client accounts of the Firm).

Exchange-Traded Funds ("ETFs").  Closed-end ETFs and index funds require pre-clearance unless they are based on certain broad-based indices such as the S&P 500 Index.  To determine whether an ETF is a closed-end ETF, Employees can refer to the following website: http://www.cefconnect.com.  At this site, an employee may enter the ticker symbol of the ETF.  The site will return information that indicates whether the fund is a closed-end ETF that requires pre-clearance, or a broad-based index ETF, which does not require pre-clearance.  Employees should remember that pre-clearance for all securities is only good for the date approved.

Securities Exempt from Pre-Clearance., Employees are not required to pre-clear transactions in direct obligations of the U.S.  Government, bankers' acceptances, municipal bonds, bank certificates of deposit, commercial paper, repurchase agreements, shares of open-end mutual funds, including Affiliated Funds, money market funds, open-end ETFs, variable annuity contracts, interests in 529 plans, and transactions effected pursuant to an automatic investment plan (e.g., 40l(k) plan).4

4 However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan may require pre-approval (e.g., exercising investment discretion by rebalancing your 40l(k) account, as well as buying and selling Affiliated Funds within 60 days).

Prohibited Trading Practices and Blackout Period related to the Fund
1.
No Access Person may purchase or sell directly or indirectly, any security in which he or she has any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

a.	is being considered for purchase or sale by the Fund;

b.
is in the process of being purchased or sold by the Fund, or completed within the most recent 15 calendar day period, except that an Access Person, in the case of a special request (see the “Special Requests” section below), may participate in a bunched selling transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Firm);

2.	No Access Person may trade ahead of the Fund – a practice known as “front-running.”

Blackout Periods for Separately Managed Accounts

With respect to separately managed accounts (“SMAs”), employees may not buy or sell a security that is under consideration for purchase or sale for a client account, or that is in the process of being purchased or sold for a client account and for seven calendar days after an SMA client transacts with that issuer.  For example, if an SMA trade is completed on a given day, an employee may not purchase or sell that security until the eighth day following the trades completion (i.e., trade date + 7 calendar days = Day 8).

If an SMA transaction takes place within the seven calendar days following a pre-cleared transaction by an employee, the personal transaction may be reviewed by the Chief Compliance Officer to determine the appropriate action, if any.  For example, it may be recommended that the employee be subject to a price adjustment to ensure that he or she has not received a better price than the SMA account.  The adjustment may be in the form of a donation to a charity.

Restricted Securities List

If deemed necessary, the Firm will maintain a Restricted List consisting of a current list of issuers in which employee transactions are prohibited.  Generally, a security will be placed on the Restricted List if, at any time, it becomes known to the Portfolio Manager or the Chief Compliance Officer that any employee of Portfolio 21 is in possession of material, non-public information.  Additionally, a security will be added to the Restricted List for any company under consideration for purchase by the investment research team of the Firm for the Fund or across other SMA accounts.  A security will be removed once the Chief Compliance Officer determines that the information that the employee or the Firm possesses has been fully disseminated to the public, thus removing the necessity for the prohibition of trading in the security.  Similarly, when a security is no longer under consideration for purchase by the Firm, it will be removed from the Restricted List.  This list is highly confidential and may only be provided to certain individuals whom the Chief Compliance Officer deems appropriate to facilitate pre-clearance or denial of employee transactions, e.g., the President, Chief Investment Officer, or Portfolio Manager, etc.  The Restricted List will include the date that a security was added to or removed from the list.  The Chief Compliance Officer and any member of Senior Management reserve the right to add securities to the Restricted List for any other reason.  The Chief Compliance Officer may, but is not required to, record the rationale for including or excluding an issuer from the list.

Pre-Clearance Procedures

1.
The employee must send an email to the Portfolio Manager with a copy to the Chief Compliance Officer expressing the employee’s intent to trade in covered securities, specifying the type and the amount of securities that the employee intends to trade and inquiring whether the Firm will trade in the securities on behalf of SMA clients and/or the Fund on that day.

2.
The employee must wait until 30 minutes prior to the close of the New York Stock Exchange to send another email to the Portfolio Manager requesting a final clearance for the employee’s trade in the covered security.

3.
The Portfolio Manager must respond to the employee via email with a copy to the Compliance Officer, stating whether SMA clients or the Fund are trading in the covered security on the day of the request and giving the employee the pre-clearance approval to execute the trade, provided that:

a.	the security is not on the Restricted List;

b.	SMA clients or the Fund are not trading in the covered security; or

c.	the security is not otherwise under consideration for purchase by the Fund or SMA accounts.

4.
The employee may trade in covered securities if the employee receives the final clearance from the Portfolio Manager as described in paragraph (3) above.  Pre-clearance is good only for the day that it is given.  If the trade is not executed on that day, the employee will need to obtain new pre-clearance approval for the transaction.

The Chief Investment Officer must pre-clear the transactions of the Chief Compliance Officer.

In no instance should an employee place a personal trade requiring pre-clearance for their account without first obtaining pre-clearance approval.

Any profit realized on a personal transaction effected without prior pre-clearance during this time period may be required to be disgorged and donated to the charity chosen by the Investment Committee.

Special Requests.  Only under special circumstances will the Firm allow an employee to sell his or her security holding that would otherwise be prohibited under the Code (e.g., estate liquidation, home purchase, or financial hardship).  “Special Requests” must be submitted via a Special Request Form — Personal Securities Transaction Approval and require written approval from the Chief Compliance Officer or his designee.  (See Exhibit B.)

Personal Securities Activities

Apart from the specific requirements stated above, employees should exercise care to ensure that their personal securities transactions do not give rise to any actual or perceived impropriety or conflict of interest.  Personal securities trading activity must not be timed to precede orders placed for any client or the Fund.  In addition, trading activity must not be excessive so as to conflict with time spent in fulfilling one’s daily job responsibilities.

If the Chief Compliance Officer should determine that an employee’s personal trade(s) gives the appearance of impropriety (such as front-running or market-timing), the Firm may require the employee to sell the security or securities and disgorge any profits earned to a charity selected by the Investment Committee.  Factors that may be considered in determining whether an employee must sell his or her security include: the frequency of occurrence, the degree of personal benefit to the employee, and/or the degree of conflict of interest.

Limited Offerings

No employee may acquire or sell securities in a Limited Offering, otherwise known as a Private Placement, as previously defined, without prior approval from the Compliance Officer.  Employees seeking prior approval should submit the Special Request Form — Personal Securities Transaction Approval in Exhibit B.

Initial Public Offerings Prohibited

No employee may invest in any initial public offering.

Ban on Short-Term Trading

Employees are generally prohibited from the purchase and sale or sale and purchase of a security within 60 calendar days.  This restriction does not apply to securities that are not subject to pre-clearance.  However, if a situation arises whereby the employee is attempting to take a tax loss, an exception may be made.  This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 calendar days.  Although the employee may be granted pre-clearance at the time the option is purchased, there is a risk of being denied permission to sell the option or exercise and sell the underlying security.  The Firm, therefore, strongly discourages transactions in options on individual securities.

Employees are prohibited from excessive trading of the Fund in order to take advantage of short-term market movements.  Excessive activity, such as this could involve actual or potential harm to shareholders or clients.  This rule applies to employees’ immediate family members or who otherwise influence or control family accounts.

DISCRETIONARY MANAGED ACCOUNTS

An employee is permitted to invest through a discretionary separately managed account (i.e., an account where someone other than the employee has investment discretion) only under the following conditions:

1.
In the case of a discretionary managed account held at a firm other than Portfolio 21, the employee must provide the Chief Compliance Officer with a copy of the investment management agreement – in addition to providing routine reporting under this Code.

2.
If the discretionary managed account is held at a firm other than Portfolio 21, the employee’s financial advisor must provide the Chief Compliance Officer with a signed compliance letter indicating that the financial advisor has not asked for or received from the employee any trading recommendations, instructions, suggestion or ideas (with the exception of year-end tax selling); and the employee did not veto, approve, or have prior notice of any transactions in the account.  The employee is responsible for ensuring the compliance letter is renewed on a periodic basis.

Employees are not required to pre-clear or report transactions or holdings for discretionary managed accounts provided they adhere to the aforementioned conditions.

Brokerage Accounts

Employees may open and maintain personal brokerage accounts at brokerage firms of their choice as long as duplicate statements and confirmations are forward to the Chief Compliance Officer.

SANCTIONS FOR PERSONAL TRADING VIOLATIONS

If the Chief Compliance Officer determines that a breach of these trading policies has occurred, he or she shall promptly document and discuss the issue with the employee.  Depending on the severity of the violation, sanctions, as determined to be appropriate by the Firm, may be imposed.  Sanctions may include, but are not limited to, the following:

•	Warning (verbal or written).

•	Reprimand.

•	Reassignment of duties.

•	Suspension of activities (e.g., one’s ability to trade for personal accounts).

•	Require the employee to sell the security in question and disgorge all profits to a charity.

•	Require the trade to be broken (if not settled).

•	Monetary action (e.g., including a reduction in salary or bonus).

•	Suspension or termination of employment.

•	A combination of the foregoing.

EMPLOYEE REPORTING AND CERTIFICATION REQUIREMENTS

I.           Personal Securities Reports and Transactions

Quarterly Reports of Personal Securities Transactions

Employees are required to provide copies (or arrange to have copies sent) to the Firm of their quarterly (or monthly) account statements from every brokerage firm, clearing firm, bank, trustee, or other custodian who holds Reportable Securities, including all such accounts maintained by them or their immediate families (including account statements for the Fund).  The statements must be submitted to the Firm no later than 30 calendar days after the close of the calendar quarter pursuant to Rule 204A-1(b)(2) under the Advisers Act.  Failure to submit within 30 calendar days is deemed a compliance violation under regulatory rules.

Quarterly Certification of Brokerage Accounts and Transactions

On a quarterly basis, employees must affirmatively disclose and certify by signature whether they have opened new or additional securities accounts and verify that the Firm has received a record of all transactions made during the preceding quarter.  The quarterly certification form will be provided to employees by the Chief Compliance Officer or his designee and will include a copy of all transactions received by the Firm during the preceding quarter.  Employees will have the opportunity to update any missing information or indicate any new brokerage account(s) that they or their immediate family opened or closed during the calendar quarter. (See Exhibit D.)

Initial and Annual Holdings Reports

New employees are required to disclose their reportable securities holdings (including reportable holdings of accounts where the employee has a direct or indirect beneficial ownership) promptly upon commencement of employment and on an annual basis thereafter in accordance with Rule 204A-1(b)(1) under the Advisers Act.  Employees must submit holdings reports:

1.
No later than 10 calendar days after becoming an Access Person (e.g., no later than 10 calendar days upon hire – all employees are deemed Access Persons), and the information must be current as of a date no more than 45 calendar days prior to the date an Employee became an Access Person, and;

2.	At least once each 12-month period thereafter, and the information must be current as of a date no more than 45 calendar days prior to the date the report was submitted.

All employees are also required to complete an Annual Holdings Report each year.  A description of the securities that must be reported on this certification may be found as an addendum to Exhibit A.  This report also requires employees to provide the names of any brokers, dealers, or banks at which the employee held any securities for their direct or indirect benefit, (i.e., not just those accounts where the employee held reportable securities.)

II.           Initial and Annual Policy Certifications

Code of Ethics

Upon hire and at least annually thereafter, the Chief Compliance will provide employees with a copy of the Firm’s current Code and any material amendments.  Employees are expected to read the Code and will be asked to acknowledge that they understand their responsibilities under the Code and recognize that the Code applies to them and that they agree to comply in all respects.  Certification Forms typically are initiated by the Chief Compliance Officer or his or her designee and maintained in hardcopy format with original signatures.

Compliance Manual

The Compliance Manual contains the written compliance policies and procedures for the Firm and must be followed by all employees in carrying out their job responsibilities.  Employees receive a copy of the Compliance Manual in hard copy or electronic format upon hire and at least annually thereafter.  Upon hire, employees must acknowledge their receipt of the Compliance Manual and that they agree to abide by all requirements as set forth in the Manual.  On an annual basis, employees must reaffirm their ongoing compliance with the Firm’s policies and procedures.  Certifications typically are initiated by the Chief Compliance Officer and maintained in hard copy format with original signatures.

Insider Trading Policy

Employees also are subject to the Firm’s Insider Trading Policy, which broadly prohibits the use of material, non-public information.  Employees are required to certify they have read and understand this policy upon hire and annually thereafter.

INSIDER TRADING

Federal and state securities laws prohibit Portfolio 21 or its employees from engaging in securities transactions for themselves or for others based on “inside information.” These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (so-called “tipping”).  These prohibitions apply to all employees and extend to activities within and outside of employees’ duties at the Firm.

Material Non-Public Information

The Firm’s policy prohibits an employee, while in possession of material, non-public information, from trading securities or recommending transactions, either personally or on behalf of others (including private accounts), or communicating material, non-public information to others in violation of the federal securities laws.

Information is defined as “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, disclosure of this information would have a substantial effect on the price of a company’s securities.  Material information can relate to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

“Material” information may also relate to the market for a company’s securities.  Information about significant trades to be effected for the Firm’s client accounts (most especially the Fund) may in some contexts be deemed as material inside information.  This knowledge can be used to take advantage of price movements in the market that may be caused by the Firm buying or selling of specific securities for its clients.  Material non-public information also relates to securities recommendations and client securities holdings and transactions.

Information is “public” when it has been disseminated broadly to investors in the marketplace.  Tangible evidence of such dissemination is the best indication that the information is public (e.g., press release or newspaper article).

Any employee who believes that he or she has come into possession of material, non-public information about a certain company should immediately contact the Chief Compliance Officer and refrain from disclosing the information to anyone else.  The Chief Compliance Officer will review the information and consult with outside counsel, if necessary, to determine whether the information is material and non-public.  If deemed necessary, the Firm will place that company on the Restricted List in order to prohibit trading in any security of the company for personal or client accounts. The Restricted List is highly confidential and not to be disseminated to persons outside of the Firm.

Investment Information Relating to Clients is Inside Information

In the course of their work, employees may learn or obtain material non-public information about investment recommendations, trading, and holdings for client accounts or the Fund.  Using or sharing this information other than in connection with the performance of one’s duties for the Firm is considered acting on inside information and is therefore strictly prohibited.  Employees’ personal securities transactions must not be timed to precede orders placed for any advisor’s or client accounts, which could be considered as “front-running” or insider trading.  Investment opportunities must be offered first to clients served by the Firm before the Firm or its employees may act on them.

Sanctions & Penalties

Trading securities while in possession of material non-public information or improperly communicating that information to others inside or outside the Firm may expose a person to stringent penalties.  Regardless of whether a government inquiry occurs, the Firm views any violation of these procedures seriously.  Such violations may constitute grounds for immediate dismissal.

In addition, government authorities and regulatory bodies, such as the SEC, may impose penalties for violations of securities laws.  These penalties may include:

•	Formal censure.

•	Monetary fines (up to $1,000,000).

•	Disgorgement of profits.

•	Suspension from securities-related activities.

•	Disbarment from the securities industry.

•	Imprisonment (up to 10 years).

•	A combination of the foregoing.

INFORMATION BARRIERS: SHARING OR USING INVESTMENT-RELATED INFORMATION

An Information Barrier prohibits the disclosure of non-public (i.e., inside), confidential and proprietary information that belongs to a company or its clients to others.  In this context, this information may include, but is not limited to, an adviser’s investment recommendations, portfolio holdings, and actual or pending purchases or sales of securities.

Employees are strictly prohibited from disclosing to or discussing with anyone outside of the Firm securities being considered for accounts of clients (particularly the Fund) or any advisers to which the Firm provides services.  If an employee becomes aware of any instance where confidential trade information is communicated to anyone outside of the Firm, the employee must immediately report such instance to the Chief Compliance Officer.  Employees are strictly prohibited from trading in any security in which he/she has obtained knowledge that a particular security is being considered for purchase or sale by the Fund or other clients, including other advisors or sub advisors.  Using or sharing this information with anyone inside or outside of the Firm (including family and friends), other than in connection with the investment of its accounts or any outside advisers to which the Firm provides services, is considered acting on inside information and is prohibited.

Failure to comply with these information barriers may result in adverse consequences for the Firm, its employees, and the advisers to which the Firm provides services.

GENERAL BUSINESS CONDUCT AND AVOIDING OF CONFLICTS OF INTEREST

Portfolio 21 is committed to the highest standards of business conduct.  Therefore, employees must always act in the best interests of clients and ensure their actions are professional and ethical at all times in order to protect the integrity of the Firm.  Giving or accepting gifts, gratuities, or entertainment in connection with an employee’s employment, as well as employees’ participation in outside business activities, can raise questions about their impartiality and ethical values.  These activities have certain restrictions, reporting, and monitoring obligations surrounding them on the part of the Firm and, accordingly, require close attention by all employees.  To address these concerns, the Firm has implemented the procedures described below.

In order to reduce the possibility of an actual or apparent conflict of interest, employees may not accept gifts, gratuities, entertainment, special accommodations, or other things of material value that could influence the employee’s decision-making or suggest that they are beholden to any particular person or firm.  Similarly, an employee should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to an employee or the Firm.  The following addresses specific policies in this area.

Gifts and Gratuities

Employees should not offer or accept any gift (including cash) of more than de minimis value to or from any person or entity that does business with or on behalf of the Firm (i.e., broker, consultant, service provider, or client).  For purposes of this policy, “de minimis” shall be considered to be the annual receipt or offering of gifts to or from the same source valued at $100.00 or less per individual employee, when the gifts are in relation to the Firm’s business.  The purpose of this gratuity restriction is to allow only proper and customary business gifts and gratuities.  A gift of any kind is considered a gratuity.  Employees must notify the Chief Compliance Officer if they propose to provide any gifts that fall outside of the Gift Exceptions listed below.

1.	Gift Exception: Examples of permissible Gifts and Gratuities not subject to the $100 limit include, but are not limited to, the following:

a)	Occasional meals, social gatherings or meetings conducted for business purposes.

b)	Occasional tickets to regular season or other ordinary course sporting events.

c)
Items that are promotional in nature such as pens, coffee mugs, shirts, and the like, which are inscribed with the giver’s name or brand and that are not part of a gifting program, or holiday gift baskets during the holiday season.

2.	Examples of Gifts and Gratuities Generally Not Permitted

Gifts and gratuities that may give the appearance of impropriety or a quid pro quo (gifts to or from vendors or service providers that are excessive in cost or frequency or that otherwise would be considered inappropriate) would be considered non permissible.  Examples of gifts or gratuities generally considered non-permissible include, but are not limited to:

a)	Transportation expenditures, such as airfare or rental car costs.

b)	Hotel or other lodging accommodation expenditures.

c)	Tickets to major sporting events where the face value of the tickets exceeds the de minimis value noted above (e.g., Super Bowl tickets).

3.	Employee Reporting of Gifts and Gratuities

Employees are required to report to the Chief Compliance Officer gifts or gratuities given or received in conjunction with their work at the Firm.  Compliance maintains a gift log not only to comply with FINRA rules for Quasar-related activities but also to help ensure the Firm’s gift practices do not give rise to potential conflicts of interest.

Note: Employees should be aware that meals and entertainment can be considered either gifts or business entertainment and also should consult the following section entitled, “Business Entertainment.”

Business Entertainment

In order for entertainment to be considered a business expenses rather than a gift, a representative of the firm providing the entertainment must personally host or be present at the event, and the event must not raise any issues of propriety.  Employees may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm.  As noted above, employees may provide or accept a business entertainment event of reasonable value, such as dinner or a sporting event.  Employees should seek prior approval from the Chief Compliance Officer in circumstances where he or she is unsure about the value of proposed entertainment.

Quasar Registered Representatives

In addition to the requirements stated in the Firm’s Code, registered representatives of Quasar Distributors, LLC are required to comply with the gifts and non-cash compensation policies maintained in Quasar’s “Combined Policies and Procedures” Manual.

Outside Activities

Outside business activities, including charitable, not-for-profit, or other unpaid or paid activities, may give rise to potential conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of Portfolio 21.  An employee seeking to engage in outside business activities must obtain approval from the Chief Compliance Officer to ensure the approval is documented appropriately.

Whether a particular outside activity may be approved will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with an employee’s responsibilities to the Firm, involve prolonged absences during business hours, or activities that actually compete or give the appearance of competing with the Firm’s interests.  Additionally, the possibility of adverse publicity and potential liability will be weighed.

In addition, employees may not serve on the board of directors or as an officer of any private or publicly traded company unless the appointment has been approved by the Firm’s Board of Directors.  In each case, a determination will be made based on consideration of whether the service poses a conflict with the interests of the Firm’s clients or business relationships.

Political Campaign Contributions and Activities

Portfolio 21 has developed comprehensive policies and procedures related to political contributions and the so called, “Pay-to-Play” rules in its Compliance Policies and Procedures Manual.  All employees are responsible to know and understand those policies.  For purposes of this Code of Ethics, they are summarized below.

Employees are prohibited from making gifts or contributions in the name of, or on behalf of, the Firm to any political committee, candidate, or party.  Contributions are broadly defined to include any form of money, purchase of tickets, use of corporate personnel or facilities, or payment for services.  Employees are prohibited from making any political contributions for the purpose of obtaining or retaining advisory contracts with government entities.

Employees may not use the Firm’s offices or equipment to engage in political fundraising or solicitation activities (for example, hosting a fundraising event at the office or using the Firm’s phone or email systems to help solicit donations for a candidate, political action committee (PAC) or political party).  Employees may volunteer their time on behalf of a candidate or political organization, but should limit volunteer activities to non-work hours.

Guidelines for Political Contributions and Activities

SEC Rule 206(4)-5 limits political contributions to Covered Government Officials by employees of investment advisory firms to a de minimis level.  “Covered Government Official,” for purposes of the Political Contributions Policy, is defined as: 1) a state or local official, 2) a candidate for state or local office, or 3) a federal candidate currently holding state or local office.

Many U.S. municipalities and states have also adopted regulations restricting political contributions by employees of investment advisory firms seeking to provide services to a governmental entity.  Additionally, Portfolio 21 has adopted comprehensive policies and procedures in keeping with Rule 206(4)-5 in its Compliance Policies and Procedures Manual.

Marketing and Sales Activities

Employees must ensure that all oral and written statements, including those made to clients, prospective clients, financial advisors, consultants, other intermediaries, or the media are professional, accurate, balanced, and not misleading in any way.  Employees should use only pre-approved sales and marketing materials to describe the Firm, or its products or services and are expected to adhere to the SEC advertising standards for all communications with the public.  Employees also should refer to the Compliance Manual or speak with a member of Senior Management or the Chief Compliance Officer for additional guidance.

ANNUAL REVIEW OF CODE OF ETHICS

The Chief Compliance Officer is primarily responsible for maintaining and monitoring compliance with the Firm’s Code of Ethics, including keeping copies of the Code, records of any breaches of the Code, and actions taken as a result of any breaches.  At least annually, he or she shall provide a report to the Board of Directors, which may cover the following:

•	Any policy or procedural changes made to the Code of Ethics during the past year.

•	Any recommended changes to the Code of Ethics.

•
A summary of all breaches of the Code of Ethics and any sanctions imposed that occurred during the past year which required corrective action to be taken.  Significant breaches of the Code are addressed on a more immediate basis.

RECORD MAINTENANCE

Portfolio 21’s records are maintained in accordance with Rule 17j-1(f) under the Investment Company Act and with Rule 204-2 under the Advisers Act.  Please refer to the Firm’s Compliance Manual, XXX. Recordkeeping Policies and Procedures; Retention of Records for its specific Record Retention Requirements.

EXHIBIT A - INITIAL AND ANNUAL HOLDINGS CERTIFICATION FORM

PORTFOLIO 21
Initial and Annual Holdings Report Certification

Hire Date (Initial Certification Only):
Year Ending:
Holdings as of:

ACKNOWLEDGMENT

I certify that I have received, read, understand, and agree to abide by the Portfolio 21 Code of Ethics.  I recognize that the Policies and Procedures described herein apply to me and I agree to comply in all respects.  I certify that I have reported all brokerage accounts and statements required to be reported under the Code.  I also understand that the Firm will take appropriate disciplinary actions against me for violating such Policies as well as in the event of any other legal violations.  Furthermore, I understand that any violation of the Code of Ethics may lead to serious sanctions, including dismissal from the Firm.

Please check the appropriate box. If applicable, please attach your statements. It may be appropriate to check both the first and second boxes if you hold accounts or securities where the Firm does not receive a regular account statement (e.g., limited offerings, IPOs, or a former 401(k) account).

As of month/year-end date:

☐	I owned reportable securities*. Copies of all my statements are already submitted to Compliance.

☐	I owned reportable securities*. I have attached the statement(s) for the period ending [date].

☐	I did not own any reportable securities*.

* See Attachment A for the definition of `security’ and `reportable security’.

As of , the following lists any brokers, dealers, banks, or other custodians at which I held any securities* for my direct or indirect benefit.

Print Name

Signature	Date

ATTACHMENT A

*Definition of Reportable Security

Rule 204A-1(e)(10) defines “reportable security” as defined in Section 202(a)(18) of the Advisers Act, except that it does NOT include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than reportable funds; and ‘

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

**Definition of Security

Section 202(a)(18) of the Advisers Act defines a “security” as:

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Definition of Reportable Fund

Rule 204A-1(e)(9) defines a “reportable fund” as:

(i)	Any fund for which the advisor serves as an investment advisor as defined in section 2(a)(20) of the Investment Company Act of 1940; or

(ii)
Any fund whose investment advisor or principal underwriter controls the advisor, is controlled by the advisor, or is under common control with the advisor.  Control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

EXHIBIT B — SPECIAL REQUEST FORM — PERSONAL SECURITIES TRANSACTION APPROVAL

EMPLOYEE NAME:

DATE OF REQUEST:

☐	Request Due to Special Circumstances (e.g., estate liquidation, home purchase, or financial hardship)

☐	Request for Approval of Limited Offering (Note: Initial Public Offerings are Prohibited)5

TYPE OF SECURITY
☐	Stock	☐	Option	☐	Closed-End or non-broad-based ETF
☐	Bond	☐	Closed-End Fund	☐	Other:

TRANSACTION DETAIL
Security Name
CUSIP/Ticker
Number of Shares/Par Value
Broker, Dealer or Bank Name
Account Name
Account Number
Transaction Requested	☐	Buy	☐	Sell

REASON FOR REQUEST

APPROVAL (Granted only for date approved)

Compliance Approval
Date Approved

5 Limited offering means securities offering that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.  Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

EXHIBIT C — PERSONAL SECURITIES PRE-CLEARANCE AND REPORTING REQUIREMENTS

You Must Pre-Clear and Report the Following Transactions:

•	American Depository Receipts (ADRs)
•	Bonds (including Corporate Bonds and Government Agency Bonds, but Excluding Direct Obligations of the U.S. Government)
•	Closed-End Funds and Closed-End ETFs
•	ETFs other than broad based index ETFs
•	Convertible Securities
•	Initial Public Offerings (IPOs) PROHIBITED6
•	Interests in Oil or Gas Partnerships
•	Limited Offerings7, Limited Partnership Interests, or Limited Liability Company Interests (including those pertaining to hedge funds or private equity funds)
•	Options and Futures
•	Preferred Securities
•	Rights or Warrants
•	Single Stock Futures
•	Stocks

You Must Report (but Not Pre-Clear) the Following Transactions:

•	Bonds that are Direct Obligations of the U.S. Government
•	Corporate Actions (splits, tender offers, mergers, stock dividends, etc.)
•	Gifts of Securities
•	Index Exchange Traded Funds (ETFs)
•	Municipal Bonds
•	Stock Purchase Plan Acquisitions
•	Shares of Affiliated Funds, e.g., Portfolio 21 Global Equity Fund (Reportable Funds)

You Do Not Need to Pre-Clear or Report the Following Transactions:

•	Automatic Investment Plans
•	Bankers’ Acceptances
•	Bank Certificates of Deposit
•	Commercial Paper
•	High Quality Short-Term Debt Instruments (including repurchase agreements)
•	Shares Issued by Money Market Funds
•	Shares Issued by Open-End Funds other than Reportable Funds
•	Shares Issued by Unit Investment Trusts (UITs)

The preceding may not include all securities types and is subject to change.  Please contact the Chief Compliance Officer with any questions.

6 Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

7 Limited offering means a securities offering that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) or Section 4(6) or pursuant t Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

EXHIBIT D – QUARTERLY CERTIFICATION OF ACCOUNTS AND TRANSACTIONS FORM

PORTFOLIO 21
Quarterly Certification of Accounts and Transactions

Reporting Employee:

For Quarter Ended:

In accordance with the Portfolio 21 Code of Ethics, the following is a list of all accounts and transactions that I disclosed and in which I have a beneficial interest.

EXISTING ACCOUNTS

Name of Broker-Dealer or Bank	Account Title	Account Number

NEW ACCOUNTS

Additionally, I have opened the following new accounts during the previous quarter. (If none, indicate anywhere in the table below.)

Name of Broker-Dealer or Bank (include home office city and state)	Account Title	Account Number	Date Account Opened

TRANSACTIONS

The following is a list of all reportable securities transactions that Portfolio 21 has a record of occurring during the previous calendar quarter in any account that you have disclosed and in which you maintain a beneficial interest.

Trans. Date	No. of Shares or Face Amount	Company Name	Type (e.g., equity or fixed income)	Ticker or CUSIP	Principal Amount	Buy or Sell	Interest rate & maturity date	Unit Price	Broker-Dealer or Bank

I certify that this form fully discloses all opened accounts and transactions in which I have a beneficial interest.

Print Name

Signature                                                                                                            Date

Reviewed by: ______________________________ Date of Review: ________________

Exception(s) Noted:  ______ No ______ Yes

If yes, describe: ___________________________________________________________________________________